Exhibit 2.l.3

150 Third Avenue South, Suite 2800

Nashville, TN 37201

(615) 742-6200

November 6, 2018

Gladstone Capital Corporation

1521 Westbranch Drive, Suite 100

McLean, Virginia 22102

Re:   Public Offering of $5,700,000 Aggregate Principal Amount of 6.125% Notes due 2023 of Gladstone Capital Corporation

We have acted as counsel to Gladstone Capital Corporation (the “Company”) in connection with the issuance of up to $5,700,000 aggregate principal amount of the Company’s 6.125% notes due 2023 (which includes up to $7,500,000 aggregate principal amount of 6.125% notes due 2023 that may be issued pursuant to an overallotment option as provided by the Underwriting Agreement (defined below)) (the “Securities”), pursuant to the Company’s shelf Registration Statement on Form N-2 (File Number: 333-208637) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the final prospectus supplement dated November 1, 2018, filed with the Commission pursuant to Rule 497 under the Securities Act on November 2, 2018 (collectively with the base prospectus, the “Prospectus”).

The Securities are to be issued pursuant to the provisions of the Base Indenture, dated as of November 6, 2018 (the “Base Indenture”), by and between the Company and U.S. Bank National Association (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of November 6, 2018, by and between the Company and the Trustee (the “First Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), including the form of global note representing the Securities (the “Global Note”). The Securities are being issued in an underwritten public offering (the “Offering”) pursuant to that certain Underwriting Agreement, dated November 1, 2018 (the “Underwriting Agreement”), by and among the Company, Gladstone Management Corporation, a Delaware corporation, Gladstone Administration, LLC, a Delaware limited liability company, and Keefe, Bruyette & Woods, Inc., as representative of the several underwriters listed on Exhibit A thereto.

In connection with our representation of the Company and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1.	Articles of Amendment and Restatement to the Articles of Incorporation, as filed with the Maryland State Department of Assessments and Taxation, as amended and supplemented to date;

2.	Bylaws, as amended and supplemented to date;

3.	Certificate of good standing, certified by the Maryland State Department of Assessments and Taxation as of a recent date;

4.	the Underwriting Agreement;

5.	the Registration Statement;

6.	the Prospectus;

7.	the Indenture;

8.	the Global Note; and

9.

such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinion hereinafter expressed.

We have assumed for purposes of this opinion that (a) each of the Company and the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) each of the Company and the Trustee has the requisite power and authority to execute and deliver and to perform its obligations under each of the Indenture and the Securities; (c) each of the Company and the Trustee has duly authorized, executed and delivered each of the Indenture and the Securities (except that no such assumption is made with respect to execution and delivery thereof by the Company under the laws of the State of New York); (d) each of the Indenture and the Securities constitutes a legally valid and binding agreement of the Trustee, enforceable against it in accordance with its terms; and (e) the Trustee is in compliance, generally and with respect to acting as Trustee under the Indenture, with all applicable laws and regulations.

We have assumed the conformity of the documents filed with the Commission via the Electronic Data Gathering, Analysis and Retrieval System or Interactive Data Electronic Applications system, as the case may be (“EDGAR”), except for required EDGAR formatting changes, to physical copies of the documents prepared by the Company and submitted for our examination.

To the extent our opinion set forth below relates to the enforceability of the choice of New York law and choice of New York forum provisions of the Indenture and the Securities, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law §§5-1401, 5-1402 (McKinney 2018) and N.Y. C.P.L.R. 327(b) (McKinney 2018) and is subject to the qualification that such enforceability may be limited by public policy considerations of any jurisdiction, other than the courts of the State of New York, in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought. We have also assumed that the Company has complied with all aspects of applicable laws of jurisdictions other than the State of New York in connection with the transactions contemplated by the Indenture. As to facts material to the opinion expressed herein, we have relied upon statements and representations of officers and other representatives of the Company, public officials and others.

Our opinion set forth herein is limited to the laws of the State of New York that, in our experience, are applicable to the Securities (“Covered Law”). We do not express any opinion with respect to the law of any jurisdiction other than the Covered Law or as to the effect of any such non-covered law on the opinion herein stated or the securities or “blue sky” laws of any jurisdiction. We express no opinion as to compliance with any federal or state securities laws or the 1940 Act, or as to federal or state laws regarding fraudulent transfers. The opinion expressed in this opinion letter is strictly limited to the matters stated in this opinion letter and no other opinions are to be implied.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, and assuming that (i) the Indenture and the Securities have been duly authorized, executed and delivered by each of the Company and the Trustee, (ii) the final terms of the Securities have been duly established and approved by all necessary corporate action on the part of the Company and (iii) the Securities have been duly executed by the Company and authenticated by the Trustee in accordance with the Indenture and delivered to and paid for by the purchasers thereof, we are of the opinion that the Securities will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with the terms thereof.

The opinions expressed above with respect to the valid and binding nature of obligations may be limited by the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); (ii) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality, regardless of whether the Securities are considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief); (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) the unenforceability of any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy. The opinions rendered herein do not include opinions with respect to compliance with laws relating to permissible rates of interest.

In rendering the opinion set forth above, we have assumed that the execution and delivery by the Company of the Indenture and the Securities and the performance by the Company of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company or its properties is subject. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement through a post-effective amendment. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and the Prospectus. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Yours very truly,

/s/ Bass Berry & Sims PLC